Exhibit 10.2
SUMMARY OF ANNUAL COMPENSATION OF OUTSIDE DIRECTORS
The following table summarizes the annual compensation of our outside directors to be effective on January 1, 2011. Employee directors are not compensated for service as a director.

Cash Retainer	$55,000

Audit Committee Chairperson Retainer	$20,000

Committee Chairperson Retainer (other than Audit Committee)	$15,000

Board Meeting Attendance Fee	$2,000

Committee Meeting Attendance Fee	$2,000

Deferred Compensation Plan (1)

Travel and Other Expenses	Actual expenses incurred in the performance of their services as Directors are reimbursed.

Director education institutes/activities	Reimbursed for costs and expenses.

Accidental Death and Dismemberment Insurance and Business Travel Insurance	Up to $200,000 accidental death and dismemberment insurance and an additional $200,000 in the event a director is involved in an accident while traveling on business relating to our affairs.

Charitable Matching Gift Program	Annual maximum of $10,000 per director is matched to eligible educational institutions and charitable organizations.

NOTES TO TABLE
(1) Under the terms of the Harris Corporation 2005 Directors’ Deferred Compensation Plan (As Amended and Restated Effective January 1, 2009), as amended (the “2005 Directors’ Plan”), on January 1, April 1, July 1, and October 1 (each such day an “Award Date”) of each year, Harris credits each non-employee director’s account with a number of Harris stock equivalent units having a fair market value equal to $29,000 (for an annual rate of $116,000), which amount may be changed from time to time by the Board. In addition, under the 2005 Directors’ Plan, prior to the commencement of a calendar year each non-employee director may make an irrevocable election to defer all or a portion of his or her director compensation for the subsequent year or years. Amounts deferred at the election of the non-employee director may be invested in investment alternatives similar to those available under the Harris Corporation 401(k) Retirement Plan or in Harris stock equivalent units, pursuant to which a non-employee director’s account is credited with a number of units of Harris stock equivalents based upon the fair market value of Harris common stock on the date of deferral. Such Harris stock equivalent units are equivalent in value to our shares of common stock. A non-employee director may not transfer or reallocate amounts invested in other investments into Harris stock equivalents. Amounts credited in Harris stock equivalents may be reallocated into any other investment alternatives, provided director minimum stock ownership guidelines are satisfied. Deferred amounts and investment earnings on such amounts are payable in cash following the non-employee director’s resignation, retirement, or death. Each Harris stock equivalent unit is credited with dividend equivalents, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date.

Amounts invested in Harris stock equivalents shall be appropriately adjusted in the event of any stock dividend or split, recapitalization, merger, spin-off, extraordinary dividends, or other similar events.
A non-employee director may elect to receive amounts deferred under the 2005 Directors’ Plan, including amounts deferred in the form of Harris stock equivalent units, either in a cash lump sum on a date certain within five years of his or her resignation or retirement or in annual substantially equal cash installments over a designated number of years beginning on a date certain within five years of a director’s resignation or retirement, provided that all amounts are fully paid within ten years of resignation or retirement.
Within ninety (90) days of a Change of Control (as defined in the 2005 Directors’ Plan), and to the extent permitted by Section 409A of the Internal Revenue Code, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then remaining balance in his or her account.
The foregoing summary description of the 2005 Directors’ Plan is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the 2005 Directors’ Deferred Compensation Plan.